Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectuses and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-2, Pre-Effective Amendment No. 3 to File No. 333-149864; Amendment No. 8 to File No. 811-21423) of The Gabelli Global Deal Fund of our report dated February 21, 2008 included in the 2007 annual report to shareholders.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 1, 2008